UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant [ ]

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[ ]	Soliciting Material Pursuant to §240.14a-12

Temple-Inland, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1300 MoPac Expressway South
Austin, Texas 78746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, May 7, 2004

To the Stockholders of Temple-Inland Inc.

      NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders (“Annual Meeting”) of Temple-Inland Inc., a Delaware corporation (the “Company”), will be held at the Company’s offices located at 303 South Temple Drive, Diboll, Texas 75941, on Friday, May 7, 2004, at 9:00 a.m., local time, for the following purposes:

1. To elect five (5) directors to the Board of Directors of the Company to hold office until the expiration of their terms or until their respective successors have been duly elected and have qualified;

2. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending January 1, 2005; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

      The Board of Directors has fixed the close of business on March 10, 2004 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Only common stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

LESLIE K. O’NEAL
Secretary

Austin, Texas

March 19, 2004

      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD REQUEST SUCH RETURN IN THE MANNER PROVIDED FOR REVOCATION OF PROXIES ON THE INITIAL PAGE OF THE ENCLOSED PROXY STATEMENT.

1300 MoPac Expressway South
Austin, Texas 78746

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION AND REVOCABILITY OF PROXIES

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Temple-Inland Inc. (the “Company”) for use at the 2004 Annual Meeting of Stockholders (“Annual Meeting”) to be held on Friday, May 7, 2004, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournment(s) thereof. This Proxy Statement and form of proxy are first being sent to the stockholders of the Company on or about March 19, 2004.

      The accompanying form of proxy is designed to permit each stockholder entitled to vote at the Annual Meeting to vote for or withhold voting for any or all nominees for election as director, to vote for or against or to abstain from voting on proposal 2 and in the discretion of the proxies with respect to any other proposal brought before the Annual Meeting. When a stockholder’s proxy card specifies a choice with respect to a voting matter, the shares will be voted and will be voted as specified. If no such specifications are made, the accompanying form of proxy will be voted at the Annual Meeting: For the election of the nominees under the caption “Election of Directors”; and For ratification of the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending January 1, 2005.

      Execution of the accompanying proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at its principal executive offices at any time before the proxy is voted or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting his or her shares in person. No such notice of revocation or later-dated proxy, however, will be effective until received by the Company at or prior to the Annual Meeting.

      The Company has retained D.F. King & Co., Inc., a professional proxy solicitation firm (“D.F. King”), to assist in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail, employees of D.F. King and officers and regular employees of the Company may solicit the return of proxies by personal interview, mail, telephone and internet. Officers and employees of the Company will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. D.F. King will be reimbursed for its expenses in soliciting proxies and, in addition, will receive a proxy solicitation fee not to exceed $15,000. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of stock. All costs of solicitation are to be borne by the Company.

      The Annual Report to Shareholders, covering the Company’s fiscal year ended January 3, 2004 and including audited financial statements, is enclosed herewith. The Annual Report does not form any part of the material for the solicitation of proxies.

PURPOSES OF THE MEETING

      At the Annual Meeting, the stockholders of the Company will consider and vote upon the following matters:

1. To elect five (5) directors to the Board of Directors of the Company to hold office until the expiration of their terms or until their respective successors have been duly elected and have qualified;

2. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending January 1, 2005; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION AND REVOCABILITY OF PROXIES
TABLE 2: OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)
TABLE 3: AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

General

      The Board of Directors of the Company has fixed the close of business on March 10, 2004 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 55,253,852 shares of Common Stock of the Company issued and outstanding. The Common Stock is the only class of stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to be acted on at the Annual Meeting. The attendance, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business.

Confidential Voting Policy

      On February 5, 1993, the Board of Directors of the Company adopted a confidential voting policy. The policy provides that stockholder proxies, ballots, and voting tabulations that identify the vote of the specific stockholder will not be disclosed to the Company, its directors, officers, or employees except in certain limited situations such as when legally necessary or when expressly requested by a stockholder.

Security Ownership of Certain Beneficial Owners

      The following table and notes thereto indicate the name, address and stock ownership of each person or group of persons known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock as of March 10, 2004.

Name and Address	Amount and Nature of		Percent of
of Beneficial Owner	Beneficial Ownership		Class(1)

Capital Research and Management Company	6,821,870	(2)	12.30%
333 South Hope Street Los Angeles, CA 90071
Morgan Stanley	4,148,048	(3)	7.63%
1585 Broadway New York, New York 10036
Wellington Management Company, LLP	4,369,868	(4)	8.05%
75 State Street Boston, Massachusetts 02109

(1)	The percent of class shown is the percent shown on each reporting person’s Schedule 13G or amendment thereto. There were 55,253,852 shares of Common Stock outstanding on March 10, 2004.

(2)	Based on a statement on Amendment No. 2 to Schedule 13G dated February 10, 2004, filed with the SEC, Capital Research and Management Company, in its capacity as investment advisor, may be deemed beneficial owner of these shares, which are owned by numerous investment counseling clients. This amount includes 1,326,870 Shares resulting from the assumed conversion of 7.50% Upper DECSSM.

(3)	Based on a statement on Schedule 13G dated February 15, 2004, filed with the SEC, Morgan Stanley, in its capacity as investment advisor, may be deemed beneficial owner of these shares, which are owned by numerous investment counseling clients.

(4)	Based on a statement on Amendment No. 10 to Schedule 13G dated February 13, 2004, filed with the SEC, Wellington Management Company, in its capacity as investment advisor, may be deemed beneficial owner of these shares, which are owned by numerous investment counseling clients.

Security Ownership of Management

      The following table and notes thereto set forth certain information regarding the beneficial ownership of the Common Stock as of March 10, 2004 by (i) each of the Company’s directors and nominees for director, (ii) the Chief Executive Officer and the four other most highly compensated executive officers, (iii) all directors and executive officers of the Company as a group, and (iv) one former executive officer.

	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership(1)		Class(2)

Paul M. Anderson	9,263	(3)(4)(5)	*
Afsaneh M. Beschloss	15,356	(3)(4)(5)	*
Donald M. Carlton	15,404	(3)(4)(5)	*
Robert Cizik	32,829	(3)(4)(5)	*
E. Linn Draper, Jr.	0	(3)(4)(5)	*
Kenneth R. Dubuque	180,000	(3)(4)(5)(6)	*
Anthony M. Frank	20,794	(3)(4)(5)	*
James T. Hackett	25,527	(3)(4)(5)	*
Jeffrey M. Heller	0	(3)(4)(5)	*
Bobby R. Inman	16,789	(3)(4)(5)	*
Kenneth M. Jastrow, II	621,005	(3)(4)(5)(6)	*
James A. Johnson	31,663	(3)(4)(5)	*
Randall D. Levy	136,384	(3)(4)(5)	*
Harold C. Maxwell	167,480	(3)(4)(5)(9)	*
W. Allen Reed	26,663	(3)(4)(5)	*
Herbert A. Sklenar	41,406	(3)(4)(5)	*
Jack C. Sweeny	134,706	(3)(4)(5)	*
Arthur Temple III	406,629	(3)(4)(5)(7)(8)	*
Larry E. Temple	24,912	(3)(4)(5)	*
M. Richard Warner	175,420	(3)(4)(5)(6)	*
All directors and executive officers (28 persons) as a group	2,616,969	(3)(4)(5)(6)(7)(8)	4.7%

*	Represents less than one percent.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Rule 13d-3”), with additional information included as set forth in footnotes (4) and (5) below. Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Certain of the directors and executive officers disclaim beneficial ownership with respect to certain of these shares. Unless otherwise indicated, the above table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

(2)	Based upon a total of 55,253,852 shares of Common Stock issued and outstanding on March 10, 2004.

(3)	Includes the following number of shares of Common Stock issuable upon the exercise of options exercisable within a period of 60 days from March 10, 2004: Mr. Anderson — 2,000; Ms. Beschloss — 8,000; Dr. Carlton — 0; Mr. Cizik — 5,000; Mr. Draper — 0; Mr. Dubuque — 55,600; Mr. Frank — 15,800; Mr. Hackett — 11,800; Mr. Heller — 0; Mr. Inman — 5,000; Mr. Jastrow — 251,374; Mr. Johnson — 10,300; Mr. Levy — 52,675; Mr. Maxwell — 81,730; Mr. Reed — 6,300; Mr. Sklenar — 19,800; Mr. Sweeny — 56,490; Mr. Temple III — 11,000; Mr. L. Temple — 3,800; Mr. Warner — 68,490; and all directors and executive officers (28 persons) as a group — 880,054.

(4)	Also includes the following number of shares of Common Stock issuable upon the exercise of options with exercise dates and terms ranging from approximately two months to fifteen years from March 10, 2004: Mr. Anderson — 0; Ms. Beschloss — 2,000; Dr. Carlton — 10,000; Mr. Cizik — 0; Mr. Draper — 0; Mr. Dubuque — 60,900; Mr. Frank — 200; Mr. Hackett — 200; Mr. Heller — 0; Mr. Inman — 0; Mr. Jastrow — 215,450; Mr. Johnson — 7,700; Mr. Levy — 48,150; Mr. Maxwell — 52,750; Mr. Reed — 7,700; Mr. Sklenar — 200; Mr. Sweeny — 40,150; Mr. Temple III — 0; Mr. L. Temple — 200; Mr. Warner — 57,150; and all directors and executive officers (28 persons) as a group — 725,150. These options are not required to be reported under Rule 13d-3 and the shares underlying these options are not considered “beneficially owned” under Rule 13d-3.

(5)	Includes the following number of phantom shares under the Company’s stock plan(s): Mr. Anderson — 7,263; Ms. Beschloss — 5,356; Dr. Carlton — 4,404; Mr. Cizik — 1,289; Mr. Draper — 0; Mr. Dubuque — 52,088; Mr. Frank — 4,294; Mr. Hackett — 13,427; Mr. Heller — 0; Mr. Inman — 1,289; Mr. Jastrow — 83,315; Mr. Johnson — 10,863; Mr. Levy — 10,000; Mr. Maxwell — 0; Mr. Reed — 12,663; Mr. Sklenar — 10,406; Mr. Sweeny — 8,000; Mr. Temple III — 10,860; Mr. L. Temple — 12,012; Mr. Warner — 14,000 and all directors and executive officers (28 persons) as a group — 300,924.

(6)	Includes 412, 3,692, 1,022, 0, 5,124, and 763 shares of Common Stock held for Messrs. Dubuque, Jastrow, Levy, Maxwell, Sweeny and Warner respectively, and 27,818 shares of Common Stock held for all directors and executive officers (28 persons) as a group by trusts under two (2) employee stock plans of the Company’s subsidiaries. These shares are considered by the SEC to be beneficially owned for purposes of this Proxy Statement.

(7)	Includes 1,000 shares of Common Stock owned by certain relatives of Mr. Temple III, 13,247 shares of Common Stock owned by relatives of Mr. Warner, and 15,778 shares of Common Stock owned by relatives of all directors and executive officers (28 persons) as a group. Certain of these shares may be considered by the SEC to be beneficially owned for purposes of this Proxy Statement. Certain of the named individuals disclaim any beneficial interest in such shares.

(8)	Includes 67,230 shares of Common Stock held in a trust over which Mr. Temple III is trustee. Mr. Temple III has a future income interest with respect to 33,615 of these shares and a remainder interest with respect to 33,615 of these shares. Also includes 10,083 shares held by various trusts and custodial accounts, with respect to which Mr. Temple III has sole voting and dispositive power. Mr. Temple III disclaims any beneficial ownership with respect to these 10,083 shares. Includes 137,190 shares held in two trusts for Mr. Temple III and certain of his relatives with respect to which he has a present income interest and is also a co-trustee. Also includes 58,500 shares held in a trust with respect to which Mr. Temple III has a remainder interest. Does not include 1,260,626 shares of Common Stock held by the T.L.L. Temple Foundation, a charitable trust, of which Mr. Temple III is Chairman of the Board of Trustees. Mr. Temple III shares voting and dispositive power. Mr. Temple III disclaims any beneficial ownership with respect to such shares.

(9)	Mr. Maxwell retired January 1, 2004.

Equity Compensation Plan Information

      The following table sets forth information as of the Company’s most recently completed fiscal year end with respect to compensation plans under which the Company’s Common Stock may be issued:

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities	Weighted-Average	Under Equity
	to be Issued Upon	Exercise Price of	Compensation Plans
	Exercise of Outstanding	Outstanding Options,	(Excluding Securities
	Options, Warrants and	Warrants and	Reflected in Column(a))
Plan Category	Rights(a)	Rights(b)	(c)(1)

Equity compensation plans approved by security holders	5,072,261	$52.37	2,725,238
Equity compensation plans not approved by security holders	None	None	None
Total	5,072,261	$52.37	2,725,238

      Beginning first quarter 2003, the Company voluntarily adopted the prospective transition method of accounting for stock-based compensation contained in Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123. Under the prospective transition method, the Company will apply the fair value recognition provisions to all stock-based compensation awards granted in 2003 and thereafter.

ELECTION OF DIRECTORS

      The By-laws of the Company provide that the number of directors that constitutes the Board of Directors shall be established by vote of the Board of Directors and that the directors shall be classified with respect to the time for which they severally hold office into three classes, which classes shall as nearly as possible be equal in size. Four of the Company’s directors retire at the May 7, 2004 annual meeting of stockholders: Robert Cizik, Anthony M. Frank, Bobby R. Inman, and Herbert A. Sklenar. In addition, Mr. Anderson has resigned effective at the May 7, 2004 meeting due to other commitments. Following these changes, the Board of Directors has set the number of directors at ten (10), with two classes of three (3) directors each and one class of four (4) directors.

      Directors are elected by a plurality of the votes cast by the holders of the Company’s Common Stock at a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors.

Nominees

      Unless otherwise indicated in the enclosed form of proxy, the persons named in such proxy intend to nominate and vote for the election of the following nominees for the office of director of the Company, to serve as directors for three (3) years or as otherwise stated herein, or until their respective successors have been duly elected and have qualified. All nominees except Dr. Draper and Mr. Heller are presently serving as directors. The Chief Executive Officer initially recommended Dr. Draper and Mr. Heller as nominees. After review of their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted to recommend them to the stockholders as nominees. The Company does not pay a fee to any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

Nominees for Director to be Elected at the 2004 Annual Meeting of Stockholders

Name and Year First Elected Director	Principal Occupation and Other Information

Donald M. Carlton 2003	Dr. Donald M. Carlton, 66, served as President and Chief Executive Officer from January 1996 until December 1998 of Radian International LLC, an Austin, Texas based engineering and technology firm that is a subsidiary of URS Corporation. Dr. Carlton also serves as a director of National Instruments Corp., American Electric Power Company, Inc., and as a trustee of 26 Smith Barney (Citi) mutual funds.
E. Linn Draper, Jr.	Chairman of the Board, President and CEO of American Electric Power Company, Inc. from April 1993 until December 31, 2003. Chairman of the Board from January 1, 2004 until February 24, 2004. Dr. Draper, 62, served as President of Ohio Valley Electric Corporation and Indiana-Kentucky Electric Corporation from 2002 until March 4, 2004. Dr. Draper is also a director of Sprint Corporation.
Jeffrey M. Heller	President and Chief Operating Officer of Electronic Data Systems, Inc. (“EDS”) since March 2003. Mr. Heller, 64, previously served as Vice Chairman of EDS. Mr. Heller is also a director of EDS, Mutual of Omaha, and Trammell Crow Company. Mr. Heller will join the class of Directors serving until the 2005 Annual Meeting of Stockholders.
Kenneth M. Jastrow, II 1998	Chairman and Chief Executive Officer of the Company. Mr. Jastrow, 56, was elected to his current office effective January 1, 2000. He served as Group Vice President of the Company from 1995 until 1998, as President and Chief Operating Officer in 1998 and 1999, and as Chief Financial Officer of the Company from November 1991 until 1999. Mr. Jastrow is also a director of MGIC Investment Corporation and KB Home.
James A. Johnson 2000	Vice Chairman of Perseus LLC, a merchant bank and private equity fund management firm. Mr. Johnson, 60, served as Chairman and Chief Executive Officer of Johnson Capital Partners until 2001, as Chairman of the Executive Committee of the Board of Fannie Mae in 1999 and as Chairman and Chief Executive Officer of Fannie Mae from 1991 through 1998. He is also a director of Target Corporation, The Goldman Sachs Group, Inc., KB Home, UnitedHealth Group, and Gannett Co., Inc.

      Although the Company does not anticipate that any of the above-named nominees will refuse or be unable to accept or serve as a director of the Company, the persons named in the enclosed form of proxy intend, if any nominee becomes unavailable, to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DR. CARLTON, DR. DRAPER, MR. HELLER, MR. JASTROW, AND MR. JOHNSON AS DIRECTORS OF THE COMPANY.

Continuing Directors

      The following information is provided with respect to directors who will continue to serve as directors of the Company until the expiration of their terms.

Directors to Serve Until the 2005 Annual Meeting of Stockholders

Name and Year First Elected Director	Principal Occupation and Other Information

Afsaneh M. Beschloss 2002	President and Chief Executive Officer of The Rock Creek Group, formerly Carlyle Asset Management Group. Ms. Beschloss, 48, served as Treasurer and Chief Investment Officer of the World Bank from 1998 until May 2001. Prior to that position, she served as Senior Manager for Derivatives and Structured Products and Director and Chief Investment Officer of the World Bank’s Investment Management Department.
W. Allen Reed 2000	President and Chief Executive Officer of General Motors Asset Management Corporation, an investment and asset management company. Mr. Reed, 57, was elected to his current position in 1994 and also serves as Chairman and CEO of the GM Trust Bank and as a Corporate Vice President of General Motors Corporation. He is also a director of iShares, MSCI Series, Inc., and General Motors Acceptance Corporation (GMAC) and is a member of the Board of Executives of the New York Stock Exchange.

Directors to Serve Until the 2006 Annual Meeting of Stockholders

Name and Year First Elected Director	Principal Occupation and Other Information

James T. Hackett 2000	President and Chief Executive Officer of Anadarko Petroleum Corporation since December 2003. Mr. Hackett, 50, was President and Chief Operating Officer of Devon Energy Corporation from April 2003 until December 2003. Mr. Hackett was Chairman (from 2000), President and Chief Executive Officer (from 1999) of Ocean Energy, Inc., an independent oil and gas exploration and production company, until its merger with Devon Energy Corporation in April 2003. Mr. Hackett is also a director of Anadarko Petroleum Corporation, Fluor Corporation, and Kaiser Aluminum & Chemical Corporation.
Arthur Temple III 1983	Chairman of the Board of First Bank & Trust, East Texas. Mr. Temple III, 62, served as Chairman of the Board of Exeter Investment Company from 1975 to early 1982 and from March 1986 until June 2002. From 1973 until 1980 Mr. Temple III served as a member of the Texas legislature and from January 1981 until March 1986 he served as a member and Chairman of the Railroad Commission of Texas, which regulates mineral resources and for-hire highway transportation in Texas. Mr. Temple III also serves on the Board of the Company’s Guaranty Bank subsidiary.
Larry E. Temple 1991	Mr. Temple, 68, is an attorney and during the last five years has been in private practice. He has served as Chairman of the Texas Select Committee on Higher Education, as Chairman of the Texas Higher Education Coordinating Board, and as a member of the Texas Guaranteed Student Loan Corporation. Mr. Temple has also served on several boards of the University of Texas and is a member of the Board and President of the Lyndon B. Johnson Foundation. Mr. Temple formerly served as Special Counsel to President Lyndon B. Johnson and as an Executive Assistant to Texas Governor John Connally. Mr. Temple also serves on the Board of the Company’s Guaranty Bank subsidiary and is Chairman of Guaranty’s audit committee.

Certain Relationships and Related Transactions; Director Independence

      There is no family relationship between any of the nominees, continuing directors and executive officers of the Company.

      Mr. Temple III is a director of Balcones Recycling, Inc. (“Balcones”). Mr. Temple III’s father is a partner in a family limited partnership which owns 30.6% of Balcones. During 2003, a subsidiary of the Company bought recycled fiber from Balcones at an aggregate cost of $503,591. The actual price paid for the recycled fiber was a price negotiated between Balcones and a subsidiary of the Company and based on purchases from similar vendors in the region of the country where the mill is located.

      Mr. Temple III is also a director of Contractor’s Supplies, Inc. (“Contractor’s”). Mr. Temple III, members of his family, a family partnership, and trusts of which Mr. Temple III is a trustee own approximately 11% of Contractor’s outstanding capital stock. During 2003, subsidiaries of the Company purchased concrete from Contractor’s at an aggregate price of $115,098 in the ordinary course of business. It is expected that subsidiaries of the Company will continue to purchase concrete from Contractor’s and its subsidiaries in the future.

      The Board of Directors has determined that all of the Company’s Directors meet its independence standards, which are set forth in the Governance Guidelines on the Company’s website at www.templeinland.com, except for Mr. Jastrow, the Company’s Chairman, who is an employee of the Company, and Mr. Temple III. Until such time as Mr. Temple III has no further potential conflicts of interest, the Board of Directors has determined (with Mr. Temple III’s consent) that Mr. Temple III shall not serve on any committee of the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) of the Securities Exchange Act during its most recent fiscal year and Forms 5 and amendments thereto or written representations in lieu of Form 5 furnished to the Company with respect to its most recent fiscal year, the Company has not identified any person who failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years, except as follows: Mr. Temple III did not file a timely report concerning the sale of shares by a trust of which Mr. Temple III is a trustee because he was not informed of the sale. As soon as he was notified of the sale, he filed a Form 4 immediately.

Committees of the Board of Directors

      The Board performs certain of its functions through committees. Set forth below is a description of the functions of those committees and the members of the Board serving on such committees. All members of the Audit Committee, Management Development and Executive Compensation Committee, and Nominating and Governance Committee consist solely of independent directors, and an independent director is the chairman of each committee, in each case as “independence” is defined in the New York Stock Exchange (“NYSE”) listing standards applicable to the Company. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of the Audit Committee, Management Development and Executive Compensation Committee, and the Nominating and Governance Committee are available to stockholders on the Company’s website at www.templeinland.com.

      A fourth committee, the Executive Committee, is also described below. This committee has never met.

      Audit Committee. The Audit Committee of the Board of Directors assists the Board in monitoring the integrity of the Company’s financial statements and financial reporting procedures, the adequacy of the Company’s internal accounting and financial controls, the independence and performance of the Company’s internal and external auditors, and compliance with the Company’s Standards of Business Conduct. The Audit Committee has the sole authority to retain, compensate, and terminate the Company’s independent auditors. The Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, James T. Hackett, that all members of the Audit Committee are “financially literate,” and that all members are independent as defined in the NYSE listing standards. The Board of Directors has also determined that Dr. Carlton’s simultaneous service on the audit committees of more than three public companies does not impair his ability to effectively serve on the Company’s Audit Committee. Effective November 7, 2003 the Finance Committee was merged into the Audit Committee. The members of the Audit Committee are Mr. Hackett (Chairman), Ms. Beschloss, Dr. Carlton, Mr. Heller (upon election), and Mr. L. Temple. During 2003, the Audit Committee met nine (9) times.

      Nominating and Governance Committee. The Nominating and Governance Committee periodically reviews the structure of the Board to assure that the proper skills and experience are represented on the Board, recommends nominees to serve on the Board of Directors, reviews potential conflicts of prospective Board members, recommends the size of the Board, recommends the membership of the committees, reviews corporate governance issues, reviews shareholder proposals, reviews outside directorships in other publicly held companies by senior officers of the Company, and acts in an advisory capacity to the Board of Directors regarding the Company’s activities that relate to matters of public policy and the environment, issues of social and public concern, as well as significant legislative, regulatory and social trends. Nominees to serve on the Board of Directors are selected on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board, as described in more detail in the Corporate Governance Guidelines available on the Company’s website at www.templeinland.com. All nominees, whether recommended by the Nominating and Governance Committee or by a stockholder, are evaluated using the same criteria described in the Corporate Governance Guidelines. Nominees must be “independent” as defined in the listing standards of the NYSE and must not possess a prohibited conflict of interest with the Company’s business or ownership, including any regulatory conflicts due to the Company’s ownership of banking and financial services operations. Priority will be given to individuals who possess outstanding business experience and who are currently serving or have served as the Chief Executive Officer of a company. The members of the Nominating and Governance Committee are Mr. Reed (Chairman), Ms. Beschloss, Dr. Carlton, and Mr. L. Temple. During 2003, the Nominating and Governance Committee met four (4) times.

      The Nominating and Governance Committee will consider director candidates recommended by stockholders who (i) are entitled to vote for the election of directors at the stockholders’ meeting and (ii) comply with the following notice procedures. Pursuant to the Company’s By-laws, notice of a stockholder’s intent to make a nomination for the Board of Directors must contain certain specified information regarding the nominating stockholder and the nominee. Each notice must set forth (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the Company which are beneficially owned by each such nominee, and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to be named as a nominee and to serve as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company’s books, of such stockholder, and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. This information must be received by the Secretary of the Company not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to such anniversary date or in the case of a special meeting of stockholders, the information must be received not later than the close of business on the 10th day following the date on which notice of such annual meeting or special meeting is first mailed to stockholders or made public, whichever occurs first.

      Executive Committee. The Executive Committee may exercise all the authority of the Board of Directors in the management of the business and affairs of the Company, except for matters related to the composition of the Board, changes in the By-laws and certain other significant corporate matters. The members of the Executive Committee are the Chairman of the Board, who will serve as Chairman of the

Executive Committee, and the Chairman of each standing committee of the Board. The Executive Committee did not meet in 2003.

      Management Development and Executive Compensation Committee. The Management Development and Executive Compensation Committee (“Compensation Committee”) is responsible for ensuring that a proper system of short- and long-term compensation is in place to provide performance-oriented incentives to management; over-seeing management succession and development plans; making recommendations concerning compensation programs, retirement plans and other employee benefit programs; approving the salaries and bonuses of all officers of the Company and certain other personnel; and making recommendations with respect to bonus, stock option, restricted stock, phantom stock, stock performance, stock appreciation rights or other current or proposed incentive plans. The members of the Compensation Committee are Mr. Johnson (Chairman), Dr. Draper, Mr. Hackett, and Mr. Heller (upon election). During 2003, the Compensation Committee met four (4) times.

Board Meetings

      During 2003, the Board of Directors held four (4) meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served. Health permitting, all Board members are expected to attend the Company’s annual meeting of stockholders. In 2003, all Board members attended the annual meeting of stockholders. Effective August 2002, the Board formalized its long-standing practice of holding regularly scheduled executive sessions of the Board with only non-management directors present. At least once each year a meeting of only independent directors is held. The Chairmen of the Audit, Management Development and Executive Compensation, and Nominating and Governance Committees each serve as Presiding Director to lead non-management executive sessions of the Board on a two-year rotation cycle.

Communication with Directors

      Shareholders may communicate with non-management Directors by forwarding their written comments to an independent third party that has agreed to forward the comments to the Presiding Director with a copy to the Company’s General Counsel. The name of the current Presiding Director and address of such independent third party are posted on the Company’s website at www.templeinland.com.

Director Compensation

      Directors who are not employees of the Company receive an annual retainer of $40,000 and a $2,500 fee for attendance at regular and special Board meetings. Directors who serve on committees of the Board receive $1,500 for each committee meeting held in conjunction with a Board meeting and $2,500 for each other committee meeting. The chairman of the Audit Committee receives an additional retainer of $15,000 in recognition of the increased workload generated by service on this committee. The chairmen of other committees of the Board receive an additional annual retainer of $8,500. Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging. Directors who are employees of the Company are not compensated for their Board and committee activities. Directors are covered under the Company’s business travel accident insurance policy for $100,000 while traveling on Company business and are covered under the Company’s director and officer liability insurance policy.

      Under the Company’s Stock Incentive Plan, each person who is first elected a non-employee director is automatically granted upon such election a nonqualified stock option covering 10,000 shares of Common Stock at an exercise price per share equal to the fair market value of the stock on the date the option is granted. Directors also receive a $40,000 phantom share grant annually.

      Directors may participate in a fee deferral plan that encourages stock ownership by granting a match of 133% in the form of phantom stock units on amounts deferred. The number of phantom stock units is determined by dividing the deferred or matching amount by the value of the Company’s stock on the date deferred. A director will receive stock in payment of the phantom stock units at retirement. Directors who choose cash payment instead of deferring their fees will not receive a retirement benefit for service after 2000 when the directors’ retirement plan was discontinued, and will not receive a match.

      Both the Directors’ fee deferral plan and the frozen directors’ retirement plan contain provisions for accelerating payment in the event of a change in control if the director’s service terminates, along with a gross-up provision in the event the director is required to pay excise tax on the accelerated payment.

      Mr. Larry Temple and Mr. Temple III also serve on the board of Guaranty Bank, a wholly-owned subsidiary of the Company. Guaranty’s board is composed of a majority of independent directors. For serving on Guaranty’s board, non-management directors receive the following fees: $48,000 annual retainer for service on Guaranty’s board, $10,000 annual retainer for service on the audit committee, $10,000 annual retainer for service as chairman of the audit committee, $10,000 annual retainer for service on the executive committee, and $8,000 annual retainer for service on the loan committee.

      In 2003, the Temple-Inland Foundation, a tax exempt foundation funded by contributions from the Company, made a $5,000 donation to a charity or educational institution chosen by each Director. Directors are also eligible for the Foundation’s matching gifts program, which matches donations made by employees and Directors 3-for-1 for the first $1,000; 2-for-1 for the next $1,000; and 1-for-1 for the next $1,000, for total possible matching donations of up to $6,000 per person.

Executive Compensation

Report of the Compensation Committee on Executive Compensation

      The Company’s executive compensation program is designed to align compensation with business strategy, performance, and stockholder values. The program includes salary, short-term cash incentives, and a stock-based long-term incentive program. The Committee considers all elements of the compensation package in total, rather than any one element in isolation. In 2003, for example, salaries were increased to be competitive, while incentive bonuses were used to reward performance, and long-term incentive awards were made as motivation for future performance. In making compensation decisions, the Committee bases its judgments on a review of personal and business unit performance.

      It is the Company’s policy to obtain the maximum deduction on its tax return for compensation paid to its executive officers consistent with the Company’s compensation goals. The Committee has adopted a policy requiring the deferral of any compensation that exceeds the permissible deduction under Section 162(m) of the Internal Revenue Code until such time as the maximum deduction under Section 162(m) may be taken. Except for de minimis amounts, all compensation (including compensation paid in 2003) should qualify for a deduction under Section 162(m). However, the Committee reserves the right to waive this requirement to further the Company’s compensation goals from time to time.

      Since its inception in 1984, Temple-Inland’s compensation philosophy has been to ensure that stockholder returns are a top priority in evaluating the effectiveness of the compensation program. The following paragraphs outline the Compensation Committee’s objectives.

      Base Salary. Base salaries are maintained at competitive levels considering the performance and longevity of the employee’s service. To ensure that the Company’s compensation remains competitive, the Committee from time to time reviews information from independent surveys of comparative companies. Since the market for executive talent extends beyond any particular industry, the survey data include both companies in the industry as well as companies outside the industrial classifications represented in the performance graph below. Surveys indicate base salaries for most of the Company’s named executive officers were generally in the mid-ranges. Base salaries are reviewed periodically and were increased in 2003 to remain competitive to the mid-range and to reflect changes in individual officers’ responsibilities. In making its salary decisions, the Committee places its emphasis on the particular executive’s experience, responsibilities, and performance. No specific formula is applied to determine the weight of each factor. However, the Company has historically followed a policy of using the incentive bonus rather than base salary to reward outstanding performance.

      Incentive Bonus. Short-term cash incentive awards are based largely on the performance of the group or business segment in which the individual is a key employee. Included in the evaluation of an employee are the group’s return on investment, the employee’s personal performance, and the degree to which the employee’s actions have laid the groundwork for future earnings. Financial performance of the business segment is given greater weight than other business accomplishments in determining bonus payments. The types and relative importance of specific financial and other business factors vary among the Company’s executives depending on their positions and the particular operations or functions for which they are responsible. The evaluations of the CEO, President, and CFO are based on the consolidated results of the Company.

      The Committee has adopted targeted award levels based on levels of return on invested capital. However, these formulas are considered guidelines only. The Committee reviews actual earnings and performance (including comparisons to competitors where appropriate) after the end of the year and determines in its business judgment the size of each executive’s award. The Forest Products Group had earnings of $57 million in 2003 compared with $49 million in 2002. The former Executive Vice President and the Group Vice President over this segment received bonuses of $115,000 each in 2003 compared with $90,000 and $50,000 in 2002, respectively. The Financial Services Group had earnings of $186 Million in 2003 compared with $171 Million in 2002. The Group Vice President over this segment received a bonus of $400,000 for 2003 compared with $370,000 for 2002. The Company’s consolidated income from continuing operations was $97 Million in 2003 compared with $65 Million in 2002. The Chairman and Chief Executive Officer received a bonus of $250,000 for 2003 compared with $300,000 for 2002. The President received a bonus of $125,000 for 2003 compared with a bonus of $150,000 for 2002. The Chief Financial Officer received a bonus of $125,000 for 2003 compared with a bonus of $150,000 for 2002. No specific weightings have been assigned under the bonus program to the factors considered by the Committee in the exercise of its business judgment.

      Long-Term Incentive Awards. In 2003, the key executives listed in the proxy statement received an annual grant of stock options and restricted shares under a long-term incentive program. There is no other long-term incentive program. The program is based on a dollar value of options and restricted shares based on the executive’s position and importance to the Company’s long range performance. These options are granted at market price on the date of the grant and expire in ten (10) years. The options will vest 25% per year on the first, second, third, and fourth anniversaries following the date of grant. Option awards are basically set at a percentage of targeted compensation. However, within these guidelines, the Committee also considers previous option grants, tenure, and responsibilities of the executive. In the case of a new key executive, or an executive assuming new responsibilities, an initial grant may be made above targeted levels. On the advice of its compensation consultant, the Committee added a restricted share component to its long-term incentive program, which had been well below market for most positions. The restricted shares have a longer than usual vesting period of six years. However, the shares may vest at the end of three years if certain earnings per share and return on investment hurdles are met.

      To further align executives’ financial interests with those of the Company and its stockholders, the Committee has adopted minimum stock ownership guidelines for these executives:

Value of Ownership of Stock as a Multiple of Annual Salary

Multiple of
Position	Salary

Chief Executive Officer	5x
President, Executive Vice Presidents and Group Vice Presidents, Other Tier I Executives	3x

Generally, “Tier I” includes the Company’s senior executive officers (including the five executives listed in the proxy statement). The Committee has reviewed and is satisfied with the progress of senior executives in meeting these guidelines. The Tier I executives who have been in their current position for five years (the time frame suggested by the Committee to meet the goal) have met the guidelines.

      The Chief Executive Officer. In reviewing Mr. Jastrow’s performance, the Committee considered all of the factors set forth in the above paragraphs. However, the Committee focused primarily on the Company’s performance, measured in large part by its net earnings and returns. In 2003, the Company had income from continuing operations of $97 Million and Mr. Jastrow received a bonus of $250,000. Mr. Jastrow’s base salary was increased based on competitive salary data.

      As noted above, the size of long-term incentive awards is set in accordance with the individual executive’s responsibilities and performance. The difference in the number of options granted from year to year is due to variations in the award value on the date of award, as well as adjustments made by the Committee in consideration of promotions. Mr. Jastrow received 55,000 options in 2003 and 16,000 restricted shares.

      Other Information. Reference is made to the following charts and tables for actual compensation grants and awards to key executives, as well as the Company’s performance for the last five (5) years, and to page 1 of the Company’s Annual Report to Shareholders for information concerning the Company’s profitability.

James A. Johnson, Chairman
Robert Cizik
James T. Hackett
Bobby R. Inman
Herbert A. Sklenar

      The following table summarizes all compensation earned with respect to the Company’s last fiscal year by the Chief Executive Officer, the four other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year, and one former executive officer:

TABLE 1: SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
			Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
Name and Principal Position	Year	Salary($)	($)	($)(1)	($)(2)	(#)(3)	($)	($)(4)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Kenneth M. Jastrow, II	2003	$844,231	$250,000	N/A	$681,120	55,000	0	$27,400
Chairman and Chief Executive Officer	2002	773,068	300,000	N/A	576,450	50,000	0	49,617
	2001	736,539	390,000	N/A	533,400	100,000	0	45,000
M. Richard Warner	2003	$388,942	$125,000	N/A	$212,850	15,000	0	$4,000
President	2002	348,077	150,000	N/A	82,350	20,000	0	4,000
	2001	325,000	175,000	N/A	76,200	20,000	0	4,000
Kenneth R. Dubuque	2003	$372,115	$400,000	N/A	$212,850	16,000	0	$91,033
Group Vice President, Financial Services	2002	346,667	370,000	N/A	109,800	24,000	0	107,000
	2001	310,000	480,000	N/A	101,600	24,000	0	113,049
Randall D. Levy	2003	$372,115	$125,000	N/A	$212,850	15,000	0	$4,000
Chief Financial officer	2002	348,076	150,000	N/A	82,350	20,000	0	4,000
	2001	325,000	175,000	N/A	76,200	20,000	0	4,000
Jack C. Sweeny	2003	$322,115	$115,000	N/A	$148,995	10,000	0	$4,000
Group Vice President, Forest Products	2002	296,154	50,000	N/A	82,350	20,000	0	4,000
	2001	250,000	82,000	N/A	50,800	15,000	0	4,000
Harold C. Maxwell	2003	$435,385	$115,000	N/A	$85,140	20,000	0	$4,000
Former Executive Vice President	2002	400,000	90,000	N/A	109,800	24,000	0	4,000
	2001	400,000	100,000	N/A	101,600	24,000	0	4,000

(1)	This column is not applicable. The dollar value of perquisites and other personal benefits, or securities or property paid or earned during the fiscal year other than pursuant to a plan, does not exceed the lesser of $50,000 or 10% of the annual salary and bonus reported for each officer and is therefore not reported.

(2)	The dollar value is calculated by multiplying the number of shares awarded by the closing market price of unrestricted stock on the date of grant. At year-end, the dollar value of all restricted shares held by each named officer (calculated using the closing market price on January 2, 2004) was: Mr. Jastrow — $2,312,870; Mr. Warner — $500,080; Mr. Dubuque — $562,590; Mr. Levy — $500,080; Mr. Maxwell — $375,060; and Mr. Sweeny — $375,060. The restricted shares were granted on February 7, 2003 and vest on February 7, 2009, but could vest earlier on February 3, 2006 if certain cumulative earnings per share and return on investment hurdles for fiscal years 2003, 2004, and 2005 are met. Cash compensation will be paid equal to the amount of dividends these shares would otherwise earn.

(3)	SARs are not granted under the Company’s plans.

(4)	Amounts shown include annual contributions or other allocations to defined contribution retirement plans. The amount shown for Mr. Dubuque also includes the amount of matching phantom shares credited to his account in connection with the deferral of his bonus for the years 2001, 2002, and 2003. The amount shown for Mr. Jastrow also includes the amount of matching phantom shares credited to his account in connection with the deferral of portions of his bonus for the years 2001, 2002, and 2003.

      Each of the five (5) executive officers named above has entered into a change in control agreement with the Company that provides for three (3) years’ pay and benefits in the event his employment is terminated following certain change in control events. The change in control agreements also contain gross-up provisions in the event the officer is required to pay excise tax on such amounts but only if the payments exceed 110% of the amount that would not be subject to excise tax. Except for the change in control agreements, none of the five (5) executive officers named above has an employment contract with the Company or an agreement providing for severance payments in the event of termination of employment.

      During 2003, the Company had a stock incentive plan in place under which options and restricted shares were granted to employees. Employees also exercised options granted under a prior plan. Each of the plans was approved by the stockholders and administered by non-employee members of the Board of Directors. The options were granted at full market value on the date of the grant, and these exercise prices have never been reduced.

      The following table summarizes the stock options granted to the five (5) named executive officers and one (1) former executive officer in the last fiscal year:

TABLE 2: OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

					Grant Date
	Individual Grants				Value(2)

		Percent of Total
	Number of Securities	Options/SARs	Exercise or		Grant Date
	Underlying Options/	Granted to Employees in	Base Price	Expiration	Present
Name	SARs Granted(#)	Fiscal Year	($/Sh)	Date	Value($)

(a)	(b)	(c)	(d)	(e)	(f)

Kenneth M. Jastrow, II	55,000	5.73%	$43.01	02/07/13	$638,550
M. Richard Warner	15,000	1.56%	$43.01	02/07/13	$174,150
Kenneth R. Dubuque	16,000	1.67%	$43.01	02/07/13	$185,760
Randall D. Levy	15,000	1.56%	$43.01	02/07/13	$174,150
Jack C. Sweeny	10,000	1.04%	$43.01	02/07/13	$116,100
Harold C. Maxwell	20,000	2.08%	$43.01	02/07/13	$232,200

(1)	Options to purchase Temple-Inland Inc. Common Stock. The exercise price is the average of the high and low sales price of a share of Company Common Stock on the New York Stock Exchange on the date of grant. Exercise prices have never been repriced. Withholding taxes may be paid with exercised shares. No general or freestanding stock appreciation rights (“SARs”) were granted. All grants to the named executive officers under the Stock Incentive Plan include a provision for acceleration of vesting in certain change of control situations. All options awarded to the executives become exercisable in 25% increments on 02/07/2004, 02/07/2005, 02/07/2006, and 02/07/2007.

(2)	The Grant Date Present Value was determined using the Black-Scholes option pricing model. The expected volatility was measured by the Standard Deviation of a statistical distribution using daily closing stock prices for the last fifteen (15) years for an assumed expected volatility of 29.3%. The annual risk free rate of return during the contractual life of the option (ten years) was 3.9%. The expected dividend yield was assumed to be 2.5%. The time of exercise was assumed to be at the expiration of the options.

      The following table summarizes the stock option exercises and value of options held at year-end of the five (5) named executive officers and one (1) former executive officer:

TABLE 3: AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL

YEAR AND FY-END OPTION/SAR VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options/SARs At Fiscal		Options/SARs
	Acquired		Year-End(#)(2)		At Fiscal Year-End($)(3)
	On	Value
Name	Exercise(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

(a)	(b)	(c)	(d)		(e)

Kenneth M. Jastrow, II	0	0	174,280	251,844	$1,234,030	$2,526,497
M. Richard Warner	0	0	46,165	63,475	$448,062	$676,852
Kenneth R. Dubuque	0	0	35,025	75,475	$307,349	$754,262
Randall D. Levy	0	0	26,225	53,600	$287,674	$626,104
Jack C. Sweeny	0	0	40,565	55,975	$278,717	$548,627
Harold C. Maxwell	0	0	62,430	72,350	$598,955	$875,902

(1)	Value based on the average of the high and low sales prices of a share of Temple-Inland Inc. Common Stock on the New York Stock Exchange on the date of exercise, which is the valuation used in the Stock Incentive Plan, less the option exercise price.

(2)	SARs are not granted under the Company’s Stock Incentive Plan.

(3)	Value based on the average of the high and low sales prices of a share of Temple-Inland Inc. Common Stock on the New York Stock Exchange on January 2, 2004, less the option exercise price.

PERFORMANCE GRAPH

      The Company has composed an index of its peers consisting of Boise Cascade Corporation, Bowater Inc., Caraustar Industries, Inc., Georgia-Pacific Corporation, International Paper Company, Louisiana-Pacific Corporation, MeadWestvaco Corporation, Smurfit-Stone Container Corporation, Packaging Corporation of America, Potlatch Corporation, and Weyerhaeuser Corporation (“Peer Index”). During the five preceding fiscal years, the Company’s cumulative total stockholder return compared to the Standard & Poor’s 500 Stock Index and to the Peer Index was as shown in the following Table 4:

TABLE 4: TEMPLE-INLAND INC.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

ASSUMES INITIAL INVESTMENT OF $100
DECEMBER 1998

	1998	1999	2000	2001	2002	2003

Temple-Inland Inc.	$100.00	$113.50	$94.84	$102.75	$83.15	$119.61
S & P 500	$100.00	$121.05	$110.02	$96.95	$75.52	$97.19
Peer Group	$100.00	$137.41	$102.83	$103.96	$90.63	$122.18

ASSUMES $100 INVESTED ON THE LAST TRADING DAY IN FISCAL YEAR 1998

*TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

      The named executive officers (except for Mr. Dubuque) also participate in defined benefit pension plans of the Company’s subsidiaries, with estimated benefits up to the amounts shown below.

TABLE 5: PENSION PLAN TABLE

	Years of Service

Remuneration	10	15	20	25	30	35

500,000	78,000	250,000	250,000	250,000	250,000	272,000
550,000	86,000	275,000	275,000	275,000	275,000	300,000
600,000	94,000	300,000	300,000	300,000	300,000	328,000
650,000	102,000	325,000	325,000	325,000	325,000	356,000
700,000	110,000	350,000	350,000	350,000	350,000	384,000
750,000	118,000	375,000	375,000	375,000	375,000	412,000
800,000	126,000	400,000	400,000	400,000	400,000	440,000
850,000	134,000	425,000	425,000	425,000	425,000	468,000
900,000	142,000	450,000	450,000	450,000	450,000	496,000
1,000,000	158,000	500,000	500,000	500,000	500,000	552,000
1,100,000	174,000	550,000	550,000	550,000	550,000	608,000
1,200,000	190,000	600,000	600,000	600,000	600,000	664,000
1,300,000	206,000	650,000	650,000	650,000	650,000	720,000
1,400,000	222,000	700,000	700,000	700,000	700,000	776,000
1,500,000	238,000	750,000	750,000	750,000	750,000	832,000
1,600,000	254,000	800,000	800,000	800,000	800,000	888,000
1,700,000	270,000	850,000	850,000	850,000	850,000	944,000

      The above table shows the estimated annual pension payable upon retirement to employees in specified remuneration and years-of-service classifications. Retirement benefits are calculated using final average pay based on the highest five (5) of the employee’s last ten (10) years of service. Compensation covered by the Company’s retirement plans includes salaries and bonuses, but excludes all other forms of compensation shown in the foregoing tables such as stock options. Messrs. Jastrow, Warner, Levy, and Sweeny are currently credited with approximately 25, 17 1/2, 14 1/2, and 33 years of service, respectively. If such officers continue in the employ of the Company until their respective normal (age 65) retirement dates, at such time they would be credited with approximately 33, 30, 26 1/2, and 41 years of service, respectively. Mr. Maxwell retired January 1, 2004 with 40 years of service. The estimated amounts are based on the assumption that payments under the Company’s retirement plans will commence upon normal retirement (age 65), that the Company’s retirement plans will continue in force and that the benefit payment will be in the form of a life annuity. Amounts shown in the table above are not subject to any deduction for Social Security or other offset amounts.

      Mr. Dubuque participates in a defined contribution pension plan. Under this plan, an amount equal to 3 1/2% of his compensation is contributed to an account in his name each year. This amount (which is included in the last column of Table 1) is calculated based upon his salary and bonus, but excludes all other forms of compensation shown in the foregoing tables such as stock options. This amount vests after five years of service and is not subject to any deduction for Social Security or other offset amounts.

      In 2001, the Board of Directors adopted a nonqualified pension plan for certain designated executives (including the named executive officers) if they retire at age 60 with 15 years of service. The plan provides that the executive’s pension from all Company plans will be a minimum benefit equal to 50% of the executive’s final average pay for the highest five years out of the last ten years of employment. Any executive who does not participate in this plan could have lower benefits than the amounts shown in the above table, depending upon the executive’s years of service.

      The Internal Revenue Code limits the amount of compensation that can be used in calculations under tax-qualified retirement plans, and also imposes limits on the amount of benefits that can be paid under such plans. Any pension benefits that cannot be paid under the tax-qualified plans due to these limitations are paid under nonqualified pension plans. The nonqualified plans are unfunded and contain a provision for acceleration of payment in the event of a change in control of the Company. The table above includes benefits under all of the Company’s retirement plans. Benefits are available for early retirement and various payment options are available under all of these plans.

Compensation Committee Interlocks and Insider Participation

      There are no Compensation Committee interlocks among the members of the board and no member of the Compensation Committee has a transaction reported under “Certain Relationships and Related Transactions.”

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements, compliance with legal and regulatory requirements and the independence, qualifications and performance of the independent auditors and the internal auditors. Our duties and responsibilities are more fully described in our charter, a copy of which is included as an exhibit to the 2004 proxy statement.

      Management is responsible for the Company’s financial statements, the related internal controls over financial reporting and compliance with legal and regulatory requirements. Our independent auditors, Ernst & Young LLP, are responsible for auditing the financial statements and expressing their opinion on the conformity of those statements with generally accepted accounting principles. Our internal auditors are responsible for evaluating the effectiveness of the Company’s processes and related controls.

      In fulfilling our oversight responsibilities, we met nine times during 2003 with the independent auditors, the Director of Internal Audit, and management present. Our regular quarterly meetings also include sessions with the independent auditors and the Director of Internal Audit without management present. During the course of these meetings, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year 2003. We also reviewed and discussed the internal controls over financial reporting, the audit plans and results, and the matters required to be discussed with Ernst & Young LLP by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, we reviewed the written disclosures and letter from Ernst & Young LLP required by Independence Standard Board Standard No. 1, as amended and have discussed with Ernst & Young their independence.

      Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 3, 2004 for filing with the Securities and Exchange Commission. In addition, we reported to the Board of Directors that, subject to ratification by the shareholders, we selected Ernst & Young LLP as the Company’s independent auditors for the year 2004.

James T. Hackett, Chairman
Afsaneh Mashayekhi Beschloss, Member
Dr. Donald M. Carlton, Member
Herbert A. Sklenar, Member
Larry E. Temple, Member

PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP

AS INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has selected Ernst & Young LLP as independent auditors for the Company to audit its consolidated financial statements for the 2004 fiscal year, which will end on January 1, 2005. Ernst & Young LLP currently serves the Company as independent auditors. Fees paid to Ernst & Young for each of the last two fiscal years were as follows:

	2002	2003

	(In thousands)
Audit Fees(1)	$1,816	$1,909
Audit-Related Fees(2)	$935	$634
Tax Fees(3)	$453	$246
All Other Fees	$—	$—

(1)	Audit fees include the annual audit and quarterly reviews of the Company’s financial statements, annual statutory audits of the Company’s financial services and foreign subsidiaries’ financial statements, consultation on new accounting standards and current transactions and normal assistance with annual and periodic filings of the Company’s financial statements with the Securities and Exchange Commission.

(2)	Audit-related fees include audits of the Company’s employee benefit plans, consultation on the application of proposed accounting standards and consultation on the accounting for proposed transactions.

(3)	Tax fees include assistance in the preparation of the Company’s federal, state and foreign income and franchise tax returns and in the periodic examinations thereof by regulatory authorities and consultation on the tax treatment for transactions.

      In August 2002, the Audit Committee adopted a policy requiring pre-approval by the Audit Committee of all services provided by the independent auditors. The Audit Committee revised the policy in February 2004. Since August 2002, all services provided by the independent auditor have been pre-approved by the Audit Committee. Under the pre-approval policy, the Committee pre-approves by type and amount the services expected to be provided by the independent auditors during the coming year. This pre-approval is done annually and is documented as an exhibit to the minutes of the Committee meeting. Any services to be provided by the independent auditor that are not pre-approved as part of the annual process, must be separately pre-approved by the Committee, including the related fees. The Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the Committee reviews the specific services that have been provided and the related fees.

      The types of services the Committee pre-approves annually are audit, audit-related and certain tax services. Audit services include the annual audit and quarterly reviews, statutory audits, and normal assistance with periodic SEC filings. Audit-related services include the annual audits of employee benefit plans, consultation on the application of proposed accounting standards and consultation on the accounting for proposed transactions. Tax services include assistance in the preparation of income tax returns, and in examinations by taxing authorities and consultation on related tax matters.

      A pre-approval subcommittee consisting of the Chairman of the Audit Committee and one other member of the Committee may grant approvals between Audit Committee meetings for services not approved as part of the annual approval process. Such approvals must be reported to the full Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of revenues paid to the auditor during that fiscal year and such services are promptly brought to the attention of the Audit Committee and approved by the Committee prior to completion of the audit. Since adoption of the initial pre-approval policy in August 2002, no services have been approved pursuant to this exception.

      Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

      Stockholder ratification is not required for the selection of Ernst & Young LLP, because the Audit Committee of the Board of Directors has the responsibility for selecting the Company’s independent auditors. The selection, however, is being submitted for ratification at the Annual Meeting. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 1, 2005.

OTHER BUSINESS

      The Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the Annual Meeting. If, however, any other business should properly be presented to the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at its Annual Meeting of Stockholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2005 Annual Meeting, stockholder proposals must be received by the Company by November 20, 2004 and must otherwise comply with the requirements of Rule 14a-8.

      The Company’s By-laws contain an advance notice procedure with regard to items of business to be brought before an Annual Meeting of Stockholders by a stockholder. These procedures require that notice be made in writing to the Secretary of the Company and that such notice be received at the executive offices of the Company not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders (or in the case of an annual meeting called for a date more than 50 days prior to such anniversary date, not later than the close of business on the 10th day following the date on which notice of such annual meeting is first mailed to stockholders or made public, whichever occurs first). Shareholder proposals submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before January 23, 2005 or after February 17, 2005. The By-laws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal. The Company’s By-laws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of such procedures, see “Committees of the Board of Directors — Nominating and Governance Committee.” A copy of the By-laws advance notice provision may be obtained, without charge, upon written request to the Secretary of the Company at 1300 South MoPac, Austin, Texas 78746.

By Order of the Board of Directors

LESLIE K. O’NEAL
Secretary

Austin, Texas

March 19, 2004

APPENDIX “A”

TEMPLE-INLAND INC.

AUDIT COMMITTEE CHARTER

I.	Audit Committee Purpose

      The purpose of the Audit Committee of the Temple-Inland Inc. Board of Directors is to:

A. Assist the Board of Directors in the oversight of:

•	the integrity of the financial statements;

•	compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the internal audit function and independent auditors; and

B. Prepare the report that the rules of the Securities and Exchange Commission (SEC) require be included in the annual proxy statement.

II.	Audit Committee Composition and Meetings

      The Audit Committee shall be comprised of not less than three members of the Board of Directors, one of whom shall be designated to serve as Chairman of the Committee. All members of the Audit Committee must be financially literate and at least one member must qualify as an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K. In addition, each member of the Audit Committee shall:

•	be appointed by the Board of Directors upon recommendation from the Nominating and Governance Committee,

•	be an independent non-executive director,

•	be free from any relationship that would interfere with the exercise of his or her independent judgment, and

•	meet the requirements of independence and any other requirements for audit committee membership established by the SEC or the New York Stock Exchange.

      The Audit Committee shall meet at least four times annually, or more frequently as circumstances may require. In order to foster open communication, the Committee will meet at least once annually with a representative of the external auditors, the General Counsel, and Director of Internal Audit in separate executive sessions without other members of senior management present to discuss matters that the Committee or any of these persons believe should be discussed privately. The Audit Committee may request any officer or employee, legal counsel, the Director of Internal Audit, or a representative of the external auditors to attend any meeting of the Audit Committee. The Committee shall keep minutes of its meetings and provide regular reports to the Board of Directors.

III.	Duties and Responsibilities

      The duties and responsibilities of the Audit Committee are as follows:

Financial Statements

•	Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to issuance.

•	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The responsibility to discuss earnings releases as well as financial information and earnings guidance may be done generally (i.e., discussion of the types of information to be disclosed and the types of presentation to be made). The Audit Committee need not discuss in advance each earnings release or each instance in which earnings guidance is provided.

•	Review with the independent auditor any audit problems or difficulties and management’s response, including reviewing with the independent auditor:

•	any restrictions placed on the scope of the auditor’s activities or access to requested information;

•	any accounting adjustments that were noted or proposed, but were “passed” by the auditor and not recorded (as immaterial or otherwise);

•	any significant events, transactions, and changes in accounting estimates;

•	any communications between the audit team and the audit firm’s national office with respect to auditing or accounting issues presented by the engagement; and

•	any management or internal control letter issued or proposed to be issued by the independent auditor.

•	Consider the auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

•	Review with the general counsel any legal or regulatory matters that could have a significant effect on the financial statements.

Internal Controls over Financial Reporting

•	Establish procedures for:

•	the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters; and

•	the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Review management’s report on any fraudulent activity that involved management or other employees who have a significant role in the internal controls.

•	Review management’s annual report on internal controls over financial reporting.

•	Review management’s quarterly report on any significant changes in internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, the internal controls over financial reporting.

•	Review reports prepared by the internal audit department, together with management’s response, and the implementation status of audit recommendations.

Independent Auditors

•	Appoint, retain, compensate, and terminate the independent auditors, including the sole authority to approve all audit engagement fees and terms, as well as non-audit engagements with the independent auditors in accordance with policies adopted by the Committee.

•	Maintain oversight of the independent auditors, including resolution of any disagreements between management and the independent auditor.

•	At least annually, obtain and review a report by the independent auditor describing:

•	the firm’s internal quality-control procedures;

•	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	all relationships between the independent auditor and the company.

•	Evaluate the auditor’s qualifications, performance, and independence, including a review and evaluation of the lead partner of the independent auditor.

•	Assure the regular rotation of the lead audit partner as required by law, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

•	Review and discuss the independent auditors’ audit plan, including reliance upon management and internal audit, and general audit approach.

•	Set clear hiring policies for employees or former employees of the independent auditors.

Internal Audit

•	At least annually review the:

•	internal audit charter;

•	annual budget, organizational structure and qualifications of personnel;

•	annual audit plan, including special projects;

•	methodology used for and the audit plan risk assessment.

•	Annually review and evaluate the performance of the Director of Internal Audit.

•	Periodically review the status of the annual audit plan and any significant changes thereto.

Other Responsibilities

•	At least annually:

•	evaluate the performance of the Committee;

•	review and reassess the adequacy of this Charter, submit the charter to the Board of Directors for approval, and have the document published at least every three years in the proxy statement in accordance with the regulations of the SEC;

•	prepare the report to stockholders required by the rules of the SEC and include the report in the Company’s proxy statement;

•	review financial and accounting personnel succession planning;

•	review a report of compliance of executive officers’ expense accounts with the appropriate policies and procedures;

•	review a compilation of executive officers personal usage of aircraft; and

•	review a summary of director and officers’ related party transactions and potential conflicts of interest.

•	Review, and update periodically the Standards of Business Conduct and ensure that management has established a system to enforce the Standards.

•	Discuss with management the company’s policies with respect to risk assessment and risk management.

•	Report regularly to the Board of Directors with respect to:

•	the quality and integrity of the financial statements;

•	compliance with legal or regulatory requirements;

•	the performance and independence of the independent auditors; and

•	the performance of the internal audit function.

•	Perform any other activities consistent with this Charter, the By-laws, and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

IV.     Consultants

      The Committee has the sole authority to retain and terminate any consultants, lawyers, accountants, or other professional advisors to assist it, including sole authority to approve the advisors’ fees and other retention terms. The Committee shall receive appropriate funding, as determined by the Committee, from the Company for payment of compensation to the outside legal, accounting, or other advisors employed by the Committee.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8019
EDISON, NJ 08818-8019

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet

1.	Log on to the internet and go to http://www.eproxyvote.com/tin

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.

OR

Vote-by-Telephone

1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683) From the U.S. and Canada or Dial 201-536-8073 From other countries

2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made this Proxy will be voted FOR Proposals 1 and 2. The Directors of Temple-Inland Inc. recommend voting FOR proposals 1 and 2.

TEMPLE-INLAND INC.
1.	Proposal to elect as Directors of Temple-Inland Inc. the following persons to hold office until the expiration of their terms or until their successors have been duly elected and have qualified.
Nominees for Director:
01. Donald M. Carlton
	02. E. Linn Draper, Jr.		FOR	WITHHELD
	03. Jeffrey M. Heller 04. Kenneth M. Jastrow, II 05. James A. Johnson	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐
For all nominees except as written above

2.	Proposal to ratify the selection of Ernst & Young LLP as independent auditors of Temple-Inland Inc. for the fiscal year ending January 1, 2005.

FOR	AGAINST	ABSTAIN
☐	☐	☐	3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

VOTE BY TELEPHONE OR INTERNET

QUICK • EASY • IMMEDIATE

Temple-Inland Inc. encourages you to take advantage of two cost-effective and convenient ways to vote your shares. You may vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or electronically through the Internet. Your telephone or Internet vote must be received by 12:00 midnight New York time on May 6, 2004.

Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked,signed, and returned your proxy card.

VOTE BY PHONE:	ON A TOUCH-TONE TELEPHONE DIAL 1-877-PRX-VOTE (1-877-779-8683) FROM THE U.S. AND CANADA OR DIAL 201-536-8073 FROM OTHER COUNTRIES.
You will be asked to enter the Voter Control Number that appears on the proxy card. Then follow the instructions.
OR

VOTE BY INTERNET:	LOG ON TO THE INTERNET AND GO TO THE WEB SITE:
http://www.eproxyvote.com/tin
Click on the “PROCEED” icon – You will be asked to enter the Voter Control Number that appears on the proxy card. Then follow the instructions.

OR
VOTE BY MAIL:	Mark, sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

Thank you for voting.

DETACH HERE

P
R
O
X
Y

1300 MoPac Expressway South
Austin, Texas 78746

Proxy Solicited on Behalf of the Board of Directors of
the Company for the Annual Meeting on May 7, 2004

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and proxy statement each dated March 19, 2004 and does hereby appoint Kenneth M. Jastrow, II, M. Richard Warner, and Doyle R. Simons and each of them as Proxies, each with the power to appoint his substitute and hereby authorizes each of them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Temple-Inland Inc. held of record by the undersigned on March 10, 2004 at the annual meeting of stockholders to be held on Friday, May 7, 2004, and any adjournment(s) thereof:

Continued and to be signed on reverse side of this card. Do not fold. Please vote.